UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2020

Alexion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

121 Seaport Boulevard

Boston, Massachusetts 02210

(Address of principal executive offices, including Zip Code)

(475) 230-2596

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALXN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets

As previously disclosed, Alexion Pharmaceuticals, Inc., a Delaware corporation (“Alexion”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 5, 2020, with Odyssey Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Alexion (“Purchaser”), and Portola Pharmaceuticals, Inc., a Delaware corporation (“Portola”). Pursuant to the Merger Agreement, Purchaser conducted a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of Portola, par value $0.001 per share (the “Shares”), at a price of $18.00 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any applicable withholding taxes.

The Offer expired one minute after 11:59 p.m., Eastern Time, on July 1, 2020 (the “Offer Expiration Time”) as scheduled and was not extended. According to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), 62,654,962 Shares were validly tendered and not validly withdrawn, which represented approximately 79.7% of the outstanding Shares as of the expiration of the Offer and a sufficient number of Shares such that the minimum tender condition to the Offer was satisfied. In addition, the Depositary has advised that Notices of Guaranteed Delivery have been delivered with respect to 2,701,052 additional Shares, representing approximately 3.4% of the outstanding Shares as of the expiration of the Offer. Each condition to the Offer was satisfied or waived, and Purchaser irrevocably accepted for payment all Shares that were validly tendered and not validly withdrawn.

On July 2, 2020, following consummation of the Offer, Purchaser merged with and into Portola (the “Merger”), with Portola surviving as a direct, wholly owned subsidiary of Alexion (the “Surviving Corporation”). The Merger was governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with no vote of the stockholders of Portola required to consummate the Merger. At the effective time of the Merger, each Share, other than Shares held (i) by stockholders who validly exercised appraisal rights under Section 262 of the DGCL, (ii) by Alexion, Purchaser or any other direct or indirect wholly owned subsidiary of Alexion or Purchaser, (iii) in Portola’s treasury, or (iv) by Portola or any of its direct or indirect wholly owned subsidiaries, were canceled and converted into the right to receive the Offer Price, in each case without interest and subject to any applicable withholding taxes.

The aggregate consideration paid by Purchaser in the Offer and Merger was approximately $1.4 billion, without giving effect to related transaction fees and expenses. Alexion provided Purchaser with the necessary funds to fund the Offer and the Merger through cash on hand.

Pursuant to the Merger Agreement: (i) all vested, in-the-money options were canceled for the right to receive the Offer Price for each Share covered by such options, less the applicable exercise price, (ii) all unvested, in-the-money options held by non-employee directors and certain employees of Portola who have timely delivered and not revoked executed restrictive covenant and release agreements (collectively, “Qualified Holders”) became fully vested (at target for performance-based options) and were cancelled for the right to receive the Offer Price for each Share covered by such options, less the applicable exercise price, (iii) all unvested, in-the-money options held by non-Qualified Holders were converted into options to acquire Alexion common stock (at target for performance-based options) in accordance with the formula set forth in the Merger Agreement; (iv) all out-of-the money options, whether vested or unvested, were canceled without payment of consideration; (v) all restricted stock units held by non-employee directors became fully vested and were canceled for the right to receive the Offer Price for each Share covered by such restricted stock units; (vi) all restricted stock units held by persons who were not non-employee directors were converted into restricted stock units relating to Alexion common stock in accordance with the formula set forth in the Merger Agreement and (vii) all performance stock units were converted at target into corresponding restricted stock units relating to Alexion common stock (but excluding any performance conditions) in accordance with the formula set forth in the Merger Agreement.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement referenced as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events

On July 2, 2020, Alexion issued a press release announcing the consummation of the Offer and the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of May 5, 2020, by and among Portola Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc. and Odyssey Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Alexion with the SEC on May 7, 2020)
99.1	Press release, dated July 2, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2020

ALEXION PHARMACEUTICALS, INC.

By:	/s/ Doug Barry
	Name:	Doug Barry
	Title:	Vice President, Corporate Law